EXHIBIT 99.1

                                 PR NEWS RELEASE


Gateway Energy Corporation
500 Dallas Street, Suite 2615
Houston, TX  77002


FOR IMMEDIATE RELEASE:

          GATEWAY ENERGY CORPORATION ANNOUNCES ELECTION OF GORDON WRIGHT AS A MEMBER OF THE BOARD, REPLACING JOHN EWING, JR.



HOUSTON, TEXAS, August 23, 2006. Gateway Energy Corporation (OTCBB: GNRG) (the "Company") today announced John Ewing, Jr. announced his resignation as a member of the Board of Directors of the Company. Mr. Ewing has been a member of Board since 1988.

          The Company also announced today that Gordon Wright has been elected to fill the vacancy on the Board created by Mr. Ewing's resignation. Mr. Wright is currently a consultant in the energy industry with about 38 years of industry experience. Prior to providing consulting services, Mr. Wright was Chief Executive Officer of CGAS, Inc., an Appalachian exploration and production company, and spent about 20 years with CMS Nomeco Oil & Gas Co., where he rose to the position of President and Chief Executive Officer.

          Robert Panico, Chief Executive Officer of the Company, observed that "We are very excited to add Mr. Wright to the Board, who brings significant energy industry experience that we believe will be instrumental in assisting the Company in its growth strategy. The Company also greatly appreciates Mr. Ewing's dedication to the Board of Directors over the years."

          Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore Texas and in federal waters of the Gulf of Mexico. The Company also holds a license for a state of the art, patented process for the rejection of nitrogen from natural gas streams.


Contact: Carolyn Miller - (713) 336-0844.
Website: www.gatewayenergy.com